Exhibit 99.2

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 1

WILLBROS GROUP, INC.

Moderator: Michael Collier
August 6, 2009
8:00 am CT

Operator:  Good day, ladies and gentlemen.  Welcome to the Willbros Group, Inc. Second Quarter Earnings conference call.

Today's call is being recorded.  I would now like to turn the conference over to Mr. Michael Collier, Vice President, Investor Relations.  Please go ahead, sir.

Michael Collier:  Thank you, Erynn.  Good morning everyone and welcome to the Willbros Group conference call.  Today's Willbros management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; and myself.

This conference call is being broadcast live over the Internet and is also being recorded.  An archive of the webcast will be available shortly after the call on our Web site, Willbros.com.  A replay will also be available through the phone number provided by the company in yesterday's press release.

Information reported on this call speaks only as of today, August 6, 2009, and therefore you are advised that time-sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 2

Comments today contain forward-looking statements.  All statements other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future, are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements.  These risk factors are described in the company's documents and reports filed with the SEC.  The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers, reconciliations and related information, are in our press release of August 5, 2009, and on our Web site.

And now I'll turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros.  Randy?

Randy Harl:  Thanks, Mike.  Good morning everyone and thank you for joining us.

Yesterday we reported our second quarter 2009 results from continuing operations – Revenue of $354 million and net income of $10.6 million, or 27 cents per diluted share.

Our balance sheet remains strong and continues to provide us the financial flexibility to deliver on our strategic initiatives to transform Willbros into a significant global participant in the engineering and construction industry.

We continue to make progress advancing our long-term strategy of diversifying our geography, end markets and service offerings, as highlighted by our acquisition of the engineering business of the Wink Companies, which completes our downstream EPC capability, as well as by our recent project awards, one for the U.S. Navy, and a verbal award for the program management of a major infrastructure project in Libya.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 3

As I have previously discussed, our upstream engineering, procurement and construction (EPC) capability has been a powerful differentiator for us.  With the Wink acquisition, we now offer integrated EPC services in the downstream market as well.

EPC provides several advantages for us and our customers, in that it allows us to:

1.	Offer our customers schedule and price certainty, which benefits them in their internal budgeting process and with access to project funding, and

2.	Position ourselves closer to our customers during project development, providing us deeper insight into new projects, and better enabling us to meet their needs, and

3.	Generate more revenue and income by leveraging our existing resources.

The Wink acquisition completes our downstream EPC service offering, and we are conducting our first integrated Willbros downstream project at the Flint Hills North Pole refinery. Our initiative to diversify our markets is also progressing, as evidenced by our selection by the U.S. Navy's Naval Facilities Engineering Command, or NAVFAC, to perform assessments, inspections, repairs, and construction services under an Indefinite Delivery Indefinite Quantity, or IDIQ, contract for U.S. Navy fuel systems worldwide. We are excited about the opportunity to participate in this $350 million contract and are confident that we can leverage this opportunity and our capabilities and experience providing fuel systems to the U.S. armed forces into meaningful revenue and income going forward.

We also took a major step forward in accordance with our strategy to diversify our geographic presence with a verbal project award in Libya for a 5-year program management contract to support the Great Manmade River Project, one of the largest and most critical water infrastructure projects in the world. Our scope of work involves providing program management expertise to our client, GMRA, in managing the design and construction of new pipelines and associated facilities.  This win validates our strategy in Libya and demonstrates that Willbros is recognized as qualified and competitive in a market which we consider important to our international growth. This project award supports our belief that our professional services capability can be leveraged into opportunities beyond the hydrocarbon value chain.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 4

Additionally, our focus on developing a revenue base with a greater portion of recurring services and lifecycle extension activities has the potential to mitigate the volatility associated with capital projects and provides us a more stable revenue base going forward. Our services work on existing facilities in Canada and Oman continues to meet our expectations for 2009, with both adding backlog in the second quarter.

During the second quarter, we delivered on our goal of superior project execution with our TIPS project, delivering a quality, on-schedule project for our customer while demonstrating the value of the significant efforts we have made to improve our capabilities and prepare Willbros to succeed, more than ever, in a fixed-price environment.

Our balance sheet remains strong.  And we continue to focus on operational, business development and cost initiatives to address the near-term market while positioning the company for continued profitable activity, and a return to a growth environment in future strategic acquisition opportunities.

Van will now discuss our second quarter financial results.  Van?

Van Welch:  Thanks, Randy and good morning everyone.

Our performance in the second quarter of 2009 was consistent with our expectations, with revenue of $354 million and net income of $10.6 million, or 27 cents per diluted share from continued operations.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 5

Beginning this quarter, we redefined our business segments to Upstream Oil and Gas and Downstream Oil and Gas, each of which will have engineering, maintenance and construction components. We believe these two segments offering integrated services to their respective customers provide us the most effective operational management structure and allow us to best leverage our capabilities across the customer organization. The financial results from the Wink engineering operations will be included in the Downstream Oil and Gas segment starting in the third quarter, when we begin reporting Wink with our consolidated financial results. Additionally, Government Services, which is currently reported in the Upstream segment, will be included in the Downstream segment, beginning in the third quarter, as the majority of our near-term opportunities in the market align well with our expertise in executing tank and terminal projects.

I will now provide second quarter 2009 financial results by operating segment.

During the second quarter of 2009, our Upstream Oil and Gas segment generated $19 million of operating income on $261 million of revenue.  This was a 21% decrease in operating income on a 22% decrease in revenue, compared to the same quarter last year. These year-over-year decreases resulted from (1) the completion of several EPC projects, which wrapped up late in 2008 and early 2009, (2) a major pipeline project, which was completed in early 2009, and (3) reduced levels of engineering services.  These decreases were partially offset by increased revenue and operating income from our Canadian operations.

In the Downstream segment, we experienced a nominal operating loss of less than $100,000 on revenue of $93 million, a decrease of 29% compared to the second quarter of last year.  This is a result of ongoing margin pressure as well as a more rapid and sustained drop-off in activity than we expected as our customers delayed both capital and certain maintenance spending in response to their challenging market conditions. As a result, we are actively addressing our cost structure in the downstream segment as well as across the entire business, with an eye towards balancing the opportunities in the current market with those we expect to see in 2010.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 6

General and administrative costs for the second quarter of this year were $22 million, or 6.2% of revenue, which compares to $28 million, or 6.1% of revenue in the second quarter of 2008.

The 2009 second quarter included a $1.2 million charge for head-count reductions.  For the first 6 months of 2009, we have now incurred charges for head-count reductions of $5.7 million, resulting in annualized savings of $13 million.

Overall, we have reduced annualized total costs by $38 million through initiatives focused on procurement, labor cost, efficiencies, and other activities.  We continue to analyze and actively address our cost structure in this challenging environment.

During the second quarter of 2009, our annual effective income tax rate remained in line with recent periods at approximately 35%.

I will now discuss liquidity.  We generated operating cash flow during the second quarter of this year of $10.8 million, which contributed to our cash balance of $245 million at quarter end. While our total cash balance decreased by $10 million during the quarter, this reflects the impact of strategic decisions to pay down additional capital leases of $15.3 million, resulting in annualized savings of approximately $1 million. We also made capital expenditures of $3.5 million, bringing our year-to-date total capital expenditures to $6.7 million, or 29% of our full year budget. We continue to closely monitor our capital spending and will remain diligent in assessing the need for all remaining budgeted expenditures, preserving the discretion to delay or cancel certain items as appropriate.

With our significant cash balance, and still-undrawn revolver capacity, we continue to actively review and pursue strategic acquisitions and other growth initiatives. While our strong liquidity position creates significant financial flexibility, we remain focused on identifying and pursuing only those with key strategic value and reasonable valuations.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 7

Now, I'll turn to backlog.  Our second quarter 2009 backlog of $387 million reflects a decrease from last quarter; however, the new awards Randy discussed earlier, as well as a U.S. pipeline construction project award from Sempra, which includes 11 miles of 42-inch pipeline, launcher and receiver facilities, and a 20-inch side tap, are not reflected in this amount. While new bookings in the quarter of over $200 million do not fully offset the work off of our previously-booked large-diameter pipeline work, they do reflect ongoing demand for the diversified project services we offer.

We continue to see a pause in the U.S. capital construction market; however, we are beginning to see modest signs of increased activity in some of our non-U.S. markets.  While we expect the downstream maintenance spending delays I referenced earlier to continue through the remainder of 2009, we do not believe, based on conversations with select refining customers, that these expenditures can be delayed beyond 2010.

Now I will discuss guidance for 2009.  As we have commented throughout this discussion, our primary markets in North America continue to be impacted by the broad economic challenges of this downturn.  It is now apparent that the factors impacting demand for energy in North America are likely to remain weak for the remainder of 2009 and potentially into 2010. With consumer and industry demand for natural gas and refined products still soft, we continue to see lower-than-expected volumes of work and margin pressure across our business. While we expect to see a meaningful opportunity in maintenance, repair and small capital work in our Downstream segment next year, as well as the likelihood of more opportunities for large-diameter pipeline work, we do not expect to see these opportunities benefiting the results in the second half of 2009.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 8

As a result of the uncertainty around a specific timing for recovery, we now believe our earnings will be towards the lower end of our previous guidance of $0.80 to $1.10 per diluted share. We have communicated to you throughout this year that we would continue to update you with our latest and best thinking on our performance, and this revision offers our updated view for the back half of this year.

Our revenue guidance remains unchanged at $1.1 billion to $1.3 billion.  We continue to manage our cost structure in response to the evolving market demand, and you can expect that we will continue to address cost as needed, while maintaining our competitive position.

We will now take your questions.

Operator:  Thank you.  If you'd like to ask a question, you may signal by pressing the star key followed by the digit 1 on your telephone keypad.  If you're joining us on a speakerphone, please pick up the handset before signaling.  Once again, that is star 1 if you'd like to ask a question.

And we'll hear first from Martin Malloy with Johnson Rice.

Martin Malloy:  Congratulations on a good quarter in a tough environment.

Randy Harl:  Thank you, Marty.

Van Welch:  Thanks, Marty.

Martin Malloy:  Could you talk a little bit more about what you're seeing as you look out in 2010, in terms of the Upstream Oil and Gas, the pipeline construction market in North America, and geographically where there are – you're seeing some bidding opportunities?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 9

Michael Collier:  Marty, this is Mike.  You know we still believe that the Haynesville is going to provide significant opportunities, including things like the Tiger Pipeline that ETC has announced.  The DCP's got one called the Haynesville connector.

The Fayetteville Express pipeline is another big project that we feel certain will be up for bid here in the near term, and probably out in the field, when work season starts in the spring of next year.

There are also some potential projects that are not named specifically that we believe will carry gas from the Perryville hub to the east to tie into the proposed line that Florida Power & Light has to run north and south in Florida.

And all of that movement will require station work and de-bottlenecking and expansion of the existing infrastructure.  So the shale plays provide some large diameter gas pipeline work. And then of course you know the crude flows from Canada. Both Enbridge and TransCanada are on track with pipe orders and, you know, actively pursuing the expansion of the Alberta Clipper – and you know we built the first part of that up in Canada the first part of this year.

And the XL extension to the Keystone project, which is going to come all the way down to the Gulf Coast.  Now there's been some discussion also of the Bison Pipeline that TransCanada has planned, as well as, you know, the Ruby Pipeline that El Paso is taking to the west.

So there are multiple opportunities that we believe will be out there and – and underway in the next 12 months.

Does that help you?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 10

Martin Malloy:  Yes.  And then with respect to the recent issues that Boardwalk had with some of their pipelines, is there anything that we can take from that and translate it over to other pipelines that might result in additional inspection work?

Michael Collier:  Well you know without being on the inside on that, I think the answer is probably that everybody is, you know, taking another look at where they are with documentation on their systems, but, you know, it would be specific to the pipe vendors that they used, and what kind of protocols they had for mill inspection, and those things, so I really couldn't comment beyond that.

Randy Harl:  Yes, I think, Marty, it's Randy.  It's really hard to speculate on that.  You know we have seen these one-off kinds of issues associated with manufacturing over the years.  And you know it has come and gone.

It's very difficult to tell to what extent this might affect the industry.  In the past, it's been on a limited basis, and you know, we have no reason to think that it's a widespread kind of problem.

Martin Malloy:  Thank you.

Randy Harl:  Marty, my comment on the market in the pipeline business, you know we have been talking about the back half of this year and into 2010 being a little softer than what we had seen, especially in 2007 and 2008.  You know the projects just didn't line up with the same intensity that they had previously.  Then we had the market downturn which exacerbated you know. this dip that was already there.

But, you know if these things continue on track, and I think the good news is, is as Mike pointed out, the pipe is being procured on a number of these projects, which makes the certainty a lot better that they will happen.  You know we expect to return to a much better environment, starting in the first part of 2010.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 11

Martin Malloy:  Thank you.

Operator:  Next we'll hear from Jamie Cook with Credit Suisse.

Jamie Cook:  Hi, good morning and congratulations on a good quarter.  First question, can you – you know some of the other E&C players that have reported have spoken about the pricing environment, or just the competitor environment overall, how it's – how you're seeing more fixed-price contracts, you're seeing people low-bid projects, so can you just give us an update on what you're seeing?

And then I guess, Randy, my second question is, you guys do seem cautiously optimistic that in the beginning, or the first half of 2010, you could see a pickup in the large pipeline business, but assuming that isn't the case, can you just give us a sense of what other opportunities, whether it's additional opportunities on manage and maintain, or on the international front, that we could sort of use to offset the more cyclical pipeline business?  Just because I know that's been – is there anything in the hopper that could help 2010 more than we think, just because I know it's been a big focus for you to diversify this company.

Randy Harl:  Yes, OK, Jamie, I guess on the first question with regard to the environment, the pricing environment, that we're in, I think on the downstream side of the business, the way Clayton and Arlo described that is, we've gone from an environment where, if you had the resources, you could get the work.  And if you could do quality work, you could get more.

And so we have been you know, able to get more than our share because of the niche that we play in, of doing high-quality work.  And we have – we're able to attract resources with our business model to get that work.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 12

Now, instead of negotiating those jobs, we're seeing competition show up.  And so anytime that happens, whether it is on a reimbursable or a fixed-price environment, you have cost pressure.

So I mean, I think that's a good way to think about our downstream market, you know, not only has the volume come down and really what affects that is, we're not seeing the number of small-capital projects that we saw in the past, that people do to improve their process, to improve efficiency, and those kind of things. The small-capital projects are the first thing that goes in a downturn, and it's one of the things that has really affected the margins in our downstream business.  And then you put on top of that the delays that have happened with regard to the turnarounds that didn't happen, or didn't happen fully, in the first half of the year.

You know we're seeing pressure and delay running into the second half of the year.  And so everything that's out there will attract more competition and translate that into margin pressure.  And it brings me back to what Van said.  We have to continue to stay focused on maintaining a balance of having the right resources for what we think is going to be a more robust market in 2010, and maintain our cost structure for profitability in 2009.

You know so that's the downstream picture.  If you look at the upstream, it's very similar.  You know we're coming out of an environment where there just weren't enough resources to do all the work.  People booked the work well in advance of needing to perform it. And now we're in that period of time where that – all of that work that got booked well in advance is being worked off now.  And so everyone is in the process of liquidating that backlog.  And we do not have that many opportunities, really across the board, in the back half of this year in the U.S. in particular, that really can keep us at the same level of revenue that we've been at.

But heading back into 2010, we see that picking up.  And that should allow for us to maintain margins and, at some level, similar to, I think, where we have been.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 13

You know we've really worked hard on the cost side of our business.  I think that we have a highly competitive model, and that, I think, is going to play well for us as we head into the next round of projects.

In Canada, we have a lot of margin pressure.  The amount of work that's in the large-diameter pipeline business there has come down.  And so we're seeing more competition.  And we're seeing pressure on those margins.  In the maintenance type work in Canada, we have had to work with our customers to find ways to get total cost out of the work that we're performing with them, and we've been very successful there, making that happen. But the pressure that we feel, really across the board, is pretty intense.

With regard to your second question …

Jamie Cook:  Before we go to the second question, just – are there instances where – because we're hearing from other companies that they're – they've actually walked away from business because of the pricing environment.  Are you guys doing the same thing?

Randy Harl:  I – you know it's hard for me, I'm a contractor, Jamie.  I haven't seen too many jobs that I'd walk away from.  You know we haven't – we haven't seen any …

Jamie Cook:  OK.

Randy Harl:  … that went in the dirt to the point that we would just say, that's below our cost, and we're not interested.

Jamie Cook:  OK.

Randy Harl:  You know not that that won't happen.  But we haven't seen that yet.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 14

Jamie Cook:  OK.  Thank you.  Sorry, go onto the next part.

Randy Harl:  OK.  You know, as you point out, Jamie, we have been working for the last couple of years to diversify our model.  And you know I think that that is going to play well for us.

I think the things that I would look to as the market begins to turn is, number 1, I think that this, you know, we talk to a lot of people in the refining business, and I think it's consistent across the board that you know everyone's concerned about safety.  They're concerned about the efficiency of their plant, and they're concerned about cost. And they have, in 2009, done everything they can to delay, safely, not doing the work.  What we hear is, that's gone about as far as it can go.  And that guys that run these refining businesses are thinking that 2010 could be a year of a shortage of resources maybe because there's going to be a lot of people needing to do a lot of work at the same time. And so we're feeling pretty optimistic about the turnaround prospects in both the spring and the fall turnaround seasons in 2010. And I think that the pain that we have suffered this year, you know is going to turn around rather quickly, so we're optimistic about that.  And right behind that, we think there'll be an environment for some of these smaller capital projects inside the refineries that have a very good payoff, that haven't got done for the last 18 to 12 months, and that we will be able to attack those on an EPC basis.

And the Wink acquisition allows us to have the capability on these smaller EPCs to get in there and work with our customer and produce some growth in our revenue base, you know with the resources that we already have – so that ought to be a bright spot for us.

Same thing on the engineering side.  I talked about some of these green projects that we're working on now.  There are a number of other ones that we're working on for customers that we can't disclose, that could turn into EPC.  So you know, one of the things that's really affected from our business, from a revenue and income production standpoint, has been the completion, the winding up, of the bigger EPCs that we had out there.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 15

We are now seeing prospects come in to our engineering business that could lead to another round of those kinds of projects, so that's another plus-up that could happen for us.

And you know, I think the other thing that we've done, from getting back to the diversity theme is the geographic diversification that we have, we are now bidding some pipeline construction work, some EPC, outside of this country, in places like Algeria and in the UAE, that could be a replacement for some of this pipeline construction work that we've had over the last couple years. So that’s another thing that could flow in here and offset the eventuality that the market doesn't shape up the way that we think it will in the U.S.

And then of course, you know, being able to win a project like the Great Manmade River in Libya. You know I can't say enough how pleased we are with that.  It really, you know, makes us a competitor in Libya.  It changes our – the total picture with regard to the way that customers view us in Libya today, compared to the way that they did before.  Because I don't know of anyone that's won a project of this size in Libya.  And even though it's in the water infrastructure business, it's still pipelines, pumps, management of construction, program management, and the kind of stuff that we do very, very well. So I think with regard to the flag that we have planted there, we'll see that start to grow, and I think the same thing will happen in the UAE.

I think that NAVFAC, you know we have – I mentioned on the last call that we had over $500 million worth of potential project awards bid with the U.S. Navy – winning this IDIQ validates that we have the right resume, we have the right people, we have the right past performance to succeed.  And we already have four task orders in-house that we're preparing right now. You know, I don't know if we'll be successful or not, but that certainly represents a totally new opportunity for us that's associated with that diversification theme.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 16

And then of course, Jamie, we're going to continue to look out there and be aggressive.  As Van said, we're looking for the right opportunities from an M&A standpoint, where we can find the right valuation with companies that are running well, that fit with our culture, you know, so that we can continue to find ways to grow, even in the market that we're in.

Jamie Cook:  Thank you very much.  I'll get back in queue.

Randy Harl:  All right.  Thanks, Jamie.

Operator:  And next up, we'll hear from Graham Mattison with Lazard Capital.

Graham Mattison:  Hi.  Good morning, guys.

Randy Harl:  Hi, Graham.

Van Welch:  Hello, Graham.

Graham Mattison:  Just quickly to follow up on the Navy contract.  Have any of those awards or task orders been – been awarded yet?  Are there …

Randy Harl:  No, it's Graham – it's Randy.  We're talking about fresh off the press.  I mean, we got – they came in you know this week.  And so we are, you know, busy right now figuring out how we're going to respond to a number of different geographies in the world.

Graham Mattison:  Got you.  So is any of the – potentially could those, some of those awards be in the second half of this year?  And is any of that potentially in your guidance?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 17

Randy Harl:  Potentially some of them could be awarded in the second half of this year.  And you know if you look at our guidance, it does contain some unidentified work, but we aren't depending on that Navy work happening.  You know we were just awarded that project, and so I would say we really haven't factored in the fact that we could have some awards in the second half.

Graham Mattison:  Got you.  And then, can you just give an update on your service – ongoing maintenance and maintain agreement with NiSource?  And additional ones there?

Randy Harl:  Yes, yes.  Well, I mean that has had a long incubation period.  It's taken a while to go ahead and get that agreement in place.

What we've – what I would say about that is that you know we're continuing to work with them, along the lines that we've negotiated.  We are performing work as if we had inked that agreement.

You know, so we are performing engineering tasks for them, we're doing pipeline maintenance work for them, and we're doing integrity work for them.  We anticipate, Graham, that we're going to have that agreement signed by the end of this month.

Graham Mattison:  And then, potentially, the work will continue to ramp up throughout this year and into 2010?

Randy Harl:  That's right.  I think that you know we've seen sort of the tip of the iceberg there.  You know there's lots of things that affect that, including, you know, how much capital they want to commit to the business, and what things happen from a maintenance standpoint, and what happens with their integrity program.

But you know, we expect that to be a growing part of our engineering business.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
Page 18

Graham Mattison:  OK, great.  And one last question.  In the press release, you talked about some change orders.  Can you just give a little bit more color on those?  And then a question, are any of those change orders in the guidance or not?

Van Welch:  Yes, Graham.  This is Van.  We do still have some outstanding change orders, which are, you know, not untypical, obviously, in an E&C company.  But we have some outstanding change orders associated with the station work in our downstream business. We do have a part of that change order in our guidance in the latter half of that – in the last quarter of our guidance.

Graham Mattison:  So pretty much as we were at the last quarter with that.

Van Welch:  That's correct.

Graham Mattison:  All right.

Randy Harl:  I think I'd like to point out, though, that we have always been very conservative in the way that we think about change orders.  And so don't think that this is a major part of that guidance.

Graham Mattison:  Got you.  Makes sense.  All right, great.  I'll jump back in queue.  Thank you very much.

Randy Harl:  All right, Graham.

Operator:  Moving on, we'll hear from Matt Duncan with Stephens, Inc.

Matt Duncan:  Good morning, guys.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476
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Randy Harl:  Hi, Matt.

Matt Duncan:  The first question I've got is a little bit of a follow up on the Navy thing, and sort of potential there.  That's a $350 million you know, total potential, if I understand it correctly.  And there's multiple contractors there. Given that you guys do have a little bit of a unique skill set, you know for that work, how much of that work do you think you can ultimately win?

Randy Harl:  I mean you know it's – Matt, it's hard to gauge that.  You know my experience with these kinds of contracts, and the way we're approaching this is, that somebody will be dominant.  And you know our intent is that – for that to be us. Now, what that ultimately turns into is difficult to predict.  But you know we are looking across the company and mobilizing all of the resources that we have in our company to attack that, to make sure that that's us – you know, in terms of the guy that is dominant and wins most of the work.

But the way these things have traditionally worked is they'd say, you don't take the $350 million and divide it by five.  You will have one guy that comes out and wins half of that work or more.  And so our intent is to be the best value for the Navy, for our customer – to be the guy that is the dominant player.

And you point out, we have, for this particular contract, when you think about what it is you know; number 1, we had this contract back in the 80s, when it was just an inspection contract.  So we've been to a lot of these locations.  And a lot or the guys that did that work are still here at the company.  Now we have the ability to carry that in to the construction and maintenance side.  So the revenue-producing potential of this contract is a lot more than it was before.  So I can't think of a contract that we would be more ideally suited for than this one.

Matt Duncan:  On the task orders that have come in the last week or so, is – do you have any idea when you might actually start to see revenue come in from those contracts?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  Well, they will, you know, the process is we're going to make some site visits in the next couple of weeks.  We will then prepare our proposals, you know, which will take us down into the September/October time period.  And then it'll be up to the government to evaluate those proposals and make an award. You know my experience again with the government is that that usually is a longer process than a shorter one, just like the award of this contract was.  So it's very difficult to predict.  But if they stay on schedule, we can see some awards late October or November.

Matt Duncan:  So to be on the safe side, we probably shouldn't expect any revenue there until 2010.

Randy Harl:  I think if I was going to bet on it, that's probably the right assumption, Matt.

Matt Duncan:  Randy, if I looked at this award in Libya, can you give us any idea what the revenue potential is there over the 5 years?

Randy Harl:  Well, I mean, you know, it's probably going to be in the $4 million to $5 million per year range, which is a pretty good-size program management kind of contract.  It has the ability to have some other things added to it.  I think, though, Matt, the critical thing here is demonstrating in Libya, that we can go into an environment that is pretty tough, that's just now getting sorted out, and win a contract like this, which I think that it just really helps us with other customers.

You know this is the premier project that's been in Libya – it’s been ongoing in Libya for the last 30 years.  So it's the kind of thing that other people will look at and say, you know, if those guys can do that, then they certainly can do my work.  And we're already seeing some benefits from that announcement.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Matt Duncan:  Helpful.  And then the last thing here, Van.  I've just a couple quick housekeeping items.  Can you give us what gross margin was in the quarter, the tax rate that we should use for modeling going forward, and then remind us, does the amortization associated with the InServ acquisition go down starting in the third quarter?

Van Welch:  It does.  Let me start – in terms of the gross margin, we were about 12% in the quarter.  Very – very consistent with what we did in the previous quarter as well.

The intangible is going to be into the – it will be going down in the third quarter.  If you look at Q2, we had about $2 million worth of amortization in Q2.  Next quarter, that'll go down to about $840,000.  And the tax rate, I would use 35%.

Matt Duncan:  OK, thank you.

Operator:  Next we'll hear from Roger Read with Natixis Bleichroeder.

Roger Read:  That wasn't too bad of an attempt at the pronunciation.  I understand the challenge with Bleichroeder there.

Randy Harl:  We've got it though, Roger.

Van Welch:  Good morning, Roger.

Roger Read:  Good morning, guys.  I guess kind of the question I'd like to focus on here.  I mean, I understand the guidance issues for the back half of this year, you know full year.  As you look at what your customers are saying and doing right now, I mean, obviously you see some of the pipe getting ordered, but everybody everywhere else across the sector seems to be pushing as much as they can to get cost reductions.  I mean, you talked about procurement savings of your own. What do you see as the bigger driver for your customers right here regarding the upstream pipeline business?  Is it driven by their expectations of getting costs down?  Is it driven by the idea that they want to get these pipelines built by a certain date?  I mean, any commitments they may have to their own customers?  What do you think is, you know, the more important issue here right now?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  Well, I think Roger, it's, you know, it's all of those things.  You know the order is, of course, cost.  You know if you look at their ability to get a return on these projects, the cost side of it has really been the issue. And you know they've come out of an environment, you know last summer, you know, with pipe continuing or steel prices continuing to spike, reached a peak. And now it looks like, and I would say that, there's a pretty good consensus building that steel prices have bottomed.  And you know people are believing that now's a good time to buy that steel and roll it into pipe. That equates to about a 25% reduction in the cost of building one of these pipelines.

The other piece of it is, of course, equipment.  The construction equipment represents a good chunk of the cost, and on the rental side you know we have seen a pretty good reduction in what people are willing to accept for rental rates.  So that's another thing that affects the cost.  And then of course the third one is the labor piece. And labor has been slower to react, or come down, than the other two components.  But we expect to see continued pressure there.  You know as well as pressure on margins.

So you know all in all, you take all those components in place, and I think that's kind of the order that we see it.  But people are going to be looking for cost certainty.  You know, so the environment is going to change from reimbursable, more favorable terms and conditions, to more lump-sum, less favorable terms and conditions, as they try to have more certainty in the construction of their pipelines.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

So I guess the other piece is, we're coming out of an environment where people were willing to work in the winter; whereas traditionally, in the pipeline construction business, people tried to avoid the bad-weather windows.  I think you're going to see more of that going forward, because customers, or the contractors, don't want to take that risk.  So you'll see that change.

And I think the combination of all of that has – is leading to, you know, a position where people can get back into the construction business again.

Roger Read:  OK.  So I mean, taking that, it would – you would argue that you could have a pretty weak November to February period coming up, and then some of these projects that are ordering their pipe and all could really start to get going?

Randy Harl:  That's exactly right.  Our visibility is somewhat limited, but if I were going to place a bet, it would be just like you said it, that you know, we're going to see this pause that Van talks about in the pipeline construction business, Q3 on into Q4 and into Q1 next year.  And I expect to see a lot of projects start up in the March/April time period next year.

Roger Read:  OK.  Last question I have for you then, again in the upstream area for the pipelines.  It was really tough for you to get equipment, obviously, over the last couple years, even to rent it.  You mentioned rental costs are down.  What about acquisitions of equipment?  There must have been some of your smaller competitors that stretched themselves a little too far that are probably you know looking for an exit strategy here on some of this.

Are you interested in acquiring any equipment?  Have the prices gotten attractive enough that you know it's at least worth upgrading your existing fleet if possible?  Or is that just something you're not interested in as you focus on more of the international opportunities and a little lower capital-intensive structure for some of these other contracts you're pursuing?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  Well, I think you know Roger, again we're contractors – we're always interested in a good deal.  But what we're seeing so far is, you know, remember, the way the pipeline business works is that there are only a few pieces of equipment out there on a pipeline spread that are common only to the pipeline business: and that is the pipe layer, or side boom tractor, the bending equipment, the welding equipment – there are a few things that are only used in this business.

Those are the things that we want to own.  We've always been in a position, if we could rent it, we wanted to do that.  We didn't want to put our capital into that equipment if we didn't have to.  And then – and you had to balance that with your ability to be competitive.

What we're seeing is that, at least at this point, not many of those side booms are showing up at auction.  You know you're seeing the backhoes, the dozers, the motor graders, and that kind of equipment still being sold.  But the kind of stuff that you'd want to – to inventory, or that you might get a great deal on, you know, we're not seeing move.  And the few that are, are not going at a deep discount. And so, we haven't seen any opportunity.

The other side is, we're, from a strategic standpoint, you know, continuing to evaluate if we have the right size fleet.  You know we built up a pretty good fleet during this last expansion in the business, both in Canada and in the U.S.  And so you know we are looking at really what we want to have going forward. So we don't anticipate that we're going to invest much, if anything, into more pipeline construction equipment.

Roger Read:  OK.  Thank you.

Operator:  We'll hear next from Steven Fisher with UBS.

Steven Fisher:  Good morning.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  Hi, Steve.

Van Welch:  Good morning, Steve.

Steven Fisher:  Hi.  On Libya, I don't tend to think of program management as particularly risky, but can you confirm that, or discuss what kind of risk you have in that agreement?  It sounded like there may have also been some construction exposure you might be taking.

Randy Harl:  No, it's – we're not taking any construction exposure.  You know, really, your risk is getting the people cost right because it is a lump sum for a certain scope of work, which equates to, you know, this person, that person, and the other person that have the right qualifications.

So your risk is, you know, have you done a good job of understanding what it takes to get the right people, what benefits they have to have, how much does it cost for them to travel, be housed, and all the rest of it.  And, you know, we feel like we've got that nailed down very tightly.

So, from a risk standpoint, we don't see a lot of risk in this contract.  When it comes to the execution of the work, that's not our risk.

Steven Fisher:  Got it.  And just on the Navy contract, to follow up – is there a timeframe associated with that contract?  Does that $350 million have to do be done by a certain number of years?

Randy Harl:  It is.  It's a 5-year deal.  And it has an initial year with some option years.  The good thing about it, it really depends on how fast the Navy identifies the work and gets it under contract.  You know it could all be let in a fairly short period of time, or you know, it could stretch out for the entire 5 years and all of it could not get spent.  So it really it's a question of, you know, how the projects really mature.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

And the contractors have some ability to get out there and work with the customers and help them develop the projects that might be there.  So I think you know there's a good chance that most of that will get spent over this 5-year period.  And we're going to do everything we can to make that happen sooner than later.

Steven Fisher:  OK, great.  And then lastly, the Sempra award you mentioned.  Can you give us a sense of what the size of that might be?

Randy Harl:  Well, I mean you know we're not at liberty to disclose that, Steven, but think about it like you know the – it's 42-inch pipe.  You know and it's about 12 miles, 11 miles of 42-inch pipe.  And you know it's pretty similar to what we've been doing.

Steven Fisher:  OK, that's helpful.  Thanks a lot.

Operator:  Next, Stephen Gengaro with Jefferies.

Stephen Gengaro:  Thanks.  Good morning, gentlemen.

Randy Harl:  Morning, Steve.

Van Welch:  Morning, Steve.

Stephen Gengaro:  You've addressed a lot here – just a couple of items.  The pieces of the business that you're moving into the downstream segments, or the government services, and I guess the Wink engineering arm – can you give us a sense for the kind of dollars we're talking about?

Van Welch:  On the, Stephen, on the government services side, to date, we've been doing about a million dollars a quarter, top line.  But with these tank opportunities that we currently see in front of us, that has the potential to grow, certainly as we go forward. And the NAVFAC contract that Randy talked about certainly has the potential to grow as well going forward.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

On the Wink side, they've done – we're looking at somewhere in the $25 million top line going forward for the rest of the year.  Their business has been impacted just like everybody else in the downstream refining area.  They've done a lot more than that in the past, but that's kind of what we're thinking about for them for the latter half of this year.

Stephen Gengaro:  And that's an aggregate number for the second half?

Van Welch:  That's correct.

Stephen Gengaro:  And are those margins sort of, you know, kind of consistent in the first half with what you've been doing in downstream?

Van Welch:  That would be about right.  I mean, that would be a good way to look at it.

Stephen Gengaro:  OK.  No, that's helpful color, and that's all I've got right now.  Thanks.

Operator:  And we'll hear now from John Rogers with DA Davidson.

John Rogers:  Hi, good morning.

Randy Harl:  Good morning, John.

Van Welch:  Hi, John.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

John Rogers:  Just couple of quick follow-ups.  First one, in terms of the expansion or the opportunities in Oman, UAE, I guess even Libya, beyond the water project – do you have to invest anything substantial in base of operations over there?  Or relocating equipment?

Randy Harl:  Well you know John, it's – most of what is required from an investment standpoint is having a presence.  And that really is an office, some people, and you know getting this first project is very helpful in offsetting the cost of that presence in – in Libya.

In the UAE, you know we are in Oman, so it's easy for us to leverage off of that presence.  So there's not a lot of cost associated with what we're doing – it's primarily bidding costs.  You know it's – most of the work that we see out there would be done with subcontractors.  You know, we don't envision moving a lot of equipment, either into the UAE or into Libya or Algeria or anyplace else that we're currently looking at.

So from an investment standpoint, it should remain relatively low, limited to office costs and bidding and proposal costs.

John Rogers:  OK, thanks.  And Randy, in terms of this next wave of pipeline construction, you know, hopefully, that develops here in 2010, is it your expectation that this will start out as in the past, where it's primarily fixed-price contracts before you have the negotiating power to go back to the cost-plus model?

Randy Harl:  I think absolutely, it will be.

John Rogers:  OK.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  You know, John, you know, I think it's important to keep returning to the fact that we have really invested in systems, processes and people.  You know, and I think honed those during this last round of work, to the point where we can make money, even in these tougher environments.  And you know, when this upturn started in late 2005 and into 2006, we weren't nearly as well prepared as we're going to be, headed into this. We have a lot of advantages.  You know, the productivity, safety, the quality and other systems that we have, combined with the people we have in the business, you know, have really reached a very high level of performance and we are confident that even in a fixed-price environment, we're going to be able to deliver results as predicted.

John Rogers:  Good.  OK.  That's all I've got.  Thank you.

Randy Harl:  All right.  Thank you, John.

Operator:  Our next question comes from Joe Gibney with Capital One Southcoast.

Joe Gibney:  Thanks.  Good morning, guys.

Randy Harl:  Morning, Joe.

Van Welch:  Good morning, Joe.

Joe Gibney:  And most of my questions have been asked and answered here.  Just want to touch base a little bit on your domestic spread utilization and some timing of roll off. Could you update us specifically on the TIPS timing?  And I understand the lack of color on Sempra, that's fine, but just a sense of time, domestically, for your spread roll offs, talking September, early fourth-quarter time frame.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Van Welch:  Yes.  We are rolling off of TIPS right now.  In fact, it's coming to a rapid conclusion, Joe.  And we will be mobilizing this Sempra job almost immediately.  And so the fit with it is pretty good. Obviously, though, we can't use two spreads of equipment on 11 miles.  So we'll right-size that.  The rest of our equipment you know we're looking for work.  We have some opportunities for that, but it's going to be on the smaller side.

So I expect our utilization to be lower in Q3.  You know so we're going from 1-1/2, 2 spreads, down to less than one.  And then into Q4, where we could approach very low utilization, which would be strictly for the manage-and-maintain side of our business, and some smaller projects that we pick up.  And that will continue on into Q1.

Joe Gibney:  OK.  That's helpful.  And just following up on Steven's question earlier on the Middle East, relative to risk, the Algeria/UAE bids and potential pickup on the pipeline installation market there – would these be turnkey in nature as well?  Or you'd be working with existing customers and this would be cost-reimbursable?  Just some color there would be helpful.

Randy Harl:  Yes.  It – there's almost zero chance of it being cost-reimbursable.  I think zero is the right probability.  It'll be EPC.  You know it is the kind of work, though, Joe, that we've done a lot of.  The customer is a combination of Anadarko and Sonatrach.  You know we have a lot of experience with them.  And so we feel very confident with the kind of contract that we're going to sign there, with the terms and conditions. And, you know, if we're able to secure that work, you know, it should be something that we'll be highly confident of producing the results that we predict.

Joe Gibney:  That’s helpful and last one, just if I may, just circling back on the downstream side.  You know, trying to calibrate this with your guidance for the back half of the year. Van, I understand you guys are going to be pretty aggressive on cost control, done a good job to date.  But I mean – as we look at this for the back half of the year, I mean, is this essentially – Randy, you mentioned trying to be profitable, or your expectation for profitability, but should we view this, given the slowdown in small capital projects, and the push-out on turnarounds and the delays here, this is essentially a break-even business in the back half of the year?  Is that still fair?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Van Welch:  Well, I think the margin pressures, Joe, are going to continue as we go through the year.  Hopefully, as we've talked about before, some of the station jobs, some of those change orders, are going to come in, although we're not counting on a lot of them, as Randy mentioned in the guidance. But the – the margin pressures, we expect to continue.

Randy Harl:  But I mean you know Joe, if you look at it, you know we're at about $0.67 cents now for the year.  And you know we're guiding you into the lower end of our guidance, so you know we don't see it as just break-even for the back half of the year. You know, we intend to manage it where we're going to make some money.  It's just we're going to have a lot of pressure, and it's a very difficult environment, but, you know, we're going to manage our costs down so that we produce those results.

Joe Gibney:  Understood.  Appreciate it guys.  I'll turn it back.

Operator:  And we'll hear next from Mark Brown with Pritchard Capital.

Mark Brown:  Hey, Randy, Van, Mike.

Randy Harl:  Hey, Mark.

Mark Brown:  Just wanted to ask, just a – following up on the last question talking about, you know, less than a spread in Q3, referring to the U.S., and what about Canada?  I know you mentioned, more competitive there, and do you intend to have, you know, a fraction of a spread working up there as well?

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Randy Harl:  Well, I think the way to think, Mark, about Canada is, it's in its traditional pattern.  You know, we had a great Q1 with Alberta Clipper and we had the spring breakup.  We're finishing the cleanup on Alberta Clipper right now.  You know so it will be coming down this month and complete.

We're in the bidding cycle for the next winter season, and you know, that winter season in the North, which is where most of the work is – that we're going to be bidding for this coming year, requires that the frost has to be in the ground before we can start.  And so it's a bit weather-dependent. Traditionally, it doesn't get cold enough until December to really start that work.  You know, so we're going to have a period from September, October, November, where we're going to have pretty low utilization in Canada, and should return to work December, January, up to spring breakup of next year is the way that should work.

Mark Brown:  OK.  And you know you've talked about, and in the past, project sizes on upstream construction coming down, maybe $50 million to $100 million might be more likely than $200 million to $250 million.  But you know when Mike went over some of the projects that you're – the prospects that you're considering, they – some of those sounded like they could still be rather large.

Do you – are you ruling out any larger-scale projects going forward?  Or is it just going to be a mix?

Randy Harl:  No, I think that, you know, there will be some smaller projects, Mark, but if you think about the ones that Mike talked about, that's $150 million to $200 million.  It's a couple of spreads.  You know, so those are on the larger size.

You know, I think what we don't expect is probably to see a $300 million to $400 million one and that they're going to be between $100 million and $200 million.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Mark Brown:  OK.  And just, any – you know, you're not changing your revenue guidance.  You're guiding to the low end on EPS.  Just was that because your revenue guidance was perhaps more conservative?  I mean, what's the major takeaway why that hasn't changed?

Van Welch:  Yes, Mark, I think, if you look at the lower end of our guidance that we pointed to, it is a reflection of the margin pressure that we're seeing across all of our businesses.  And the visibility or the lack thereof of that visibility, primarily in the U.S. pipeline construction market, in the latter half of the year. So that margin pressure certainly played a key role in pointing towards the lower end.

Mark Brown:  All right.  Thank you very much.  Good deal.

Operator:  And we'll take our final question from Matt Tucker with KeyBanc.

Matt Tucker:  Morning, gentlemen.

Randy Harl:  Morning, Matt.

Matt Tucker:  I've got a few questions on behalf of Tahira Afzel.  Starting with, based on what you're currently seeing, do you expect that the bookings, new awards of around $80 million seen in the fourth quarter of 2008 are perhaps the lowest to see in the cycle?

Mike Collier:  I guess … I didn't really understand that question, Matt.

I think you asked if we expect the bookings rate to improve toward the end of the year.  What I said earlier when we talked about some of the prospects, specifically large-diameter pipeline prospects, was that we do expect the bidding opportunities for some of those larger projects to materialize here in the back half of the year, but as we've said in earlier calls, we think that the period from project award to project start is going to be abbreviated – pretty short.  That's the typical pattern that we seem to be reverting to.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

So, while we may be involved in proposal and bidding activity, I'm not sure that we'll see a lot of awards before the end of the year.  But it's possible, depending on how things roll out.

Van Welch:  Hey, Matt, maybe, let me give you a little color in terms of, if you look at our backlog, I think we were expecting 70% of that backlog to be worked off in the latter part of the year.  So doing the math, that's about $270 million.  We've done revenue of $818 million through the first 6 months – so that would indicate that we would have to win and work off – to hit the higher part of our guidance range, about $212 million.

Matt Tucker:  OK, thanks.

Randy Harl:  Got that?  I think, Matt, the other thing is that, and I think it's worth pointing out; we're not sitting here not bidding anything.  In fact, we're in the middle of bidding a very nice project right now.  You know, it's not one that we can announce at this point in time, but it's a significant pipeline construction project that will occur early next year.

So there are a number of things that are going on with regard to bidding activity.  You know, dependent on how we do, that could lead to some significant announcements late Q3 or early Q4.

Mike Collier:  We often update you on our qualified prospects on these calls, Matt.  And they're still holding, at the end of June, at about $8.6 billion.  The distribution has shifted a bit – about $750 million of that is international, about another billion and a quarter is associated with the downstream activity and our upstream engineering qualified prospects have risen to, also, about a billion and a quarter.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

So, we think that we have the data points now to believe that the qualified prospects have leveled off and maybe that number will start growing.  You may remember that it was as high as $14 billion about a year ago.  But right now, it's holding at the $8.6 billion level, and about 1 and 3/4 billion of that are bids that are outstanding, and, as we've discussed, it's very competitive out there, but we'll win our share.  And we just don't know exactly what the timing is.  The owners are being pretty cautious about moving ahead with things.  And while they may have evaluated bids, they still have internal decision making processes to go through before they make awards.

Matt Tucker:  OK, thanks, guys.  That's helpful.  Shifting gears just a little bit.  You know it sounds like the TIPS project is proceeding pretty well.  And that's under kind of your new fixed-price-oriented model.  Is the cost structure that you're working on around the TIPS project still cost-competitive?  If you kind of apply it to the other large projects that you're currently seeing bid?

Randy Harl:  Well, I mean, you know, if you look at, you know, back at what I said about it, you know, we believe we succeeded in every respect on that TIPS project.  You know having a great safety performance is the price of admission.  And we had to do that, so you know, I think we get a check there.

When we finished the project, the number of anomalies that we had from a quality standpoint were minimal.  Welding progress was great.  You know when we go down the list of things that we accomplished on that project, our guys did a great job, and we believe that that is a very competitive position.

You know. we constantly look at every aspect of our costs.  And as Van said, you know, we think we can make progress on the procurement side.  You know, we think that we can be smarter as we put subcontracts in place and in the way that we execute our projects.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Another thing that's of benefit to us is that, you know, we have pipeliners that do work in the Middle East, in Canada, here in the U.S., and we can take advantage of the learning that we have across the business.  And so we're using all of that, across the business, to become more competitive, and in the next round of projects that come out in that fixed-price environment, being able to be more effective is going to be the thing that points to whether or not you can produce better than expected or worse than expected profits.

And you know, based on what we've been able to achieve over the last couple years, we're confident, you know, as I said to John Rogers, we're a totally different company going into this than we were 3 years ago as we started into this round of expansion.

And so, you know, that has been on our mind all the way through this.  And we knew that cost-reimbursable as a model in this business was an unusual thing and that eventually, and sooner than later, we'd be back right where we are.  So it's not a surprise to us, and we've been getting ready for it.  Matt.

Matt Tucker:  Thanks for the detailed answer, guys.  That's all I've got.

Operator:  OK.  We have no further questions.  I'll turn the conference back over to Randy Harl for closing remarks.

Randy Harl:  All right, thank you.

While our visibility for the second half of 2009 remains limited, we are confident the fundamentals supporting demand for our services remains strong.

We enter the second half of 2009 as a company transformed. A Willbros better positioned in the market, more disciplined in our pursuit and execution of work, more focused on delivering unique value to our customers, more nimble in executing our strategy, and more committed to meeting the expectations of our stakeholders.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

As I mentioned in my opening remarks, we have significantly enhanced our project execution capabilities.  We delivered solid execution to our customers on the TIPS project and are better positioned than ever to succeed in a fixed-price contracting environment.

We were awarded significant projects in Libya and from the U.S. government, bringing to fruition key strategic initiatives, which we had been highlighting to you for some time. These key wins reflect the efforts of our employees across the organization and validate our goal of continuing to diversify our business in order to provide greater opportunities and better results for our stakeholders.

Furthermore, our ability to add an organization of the quality of Wink Engineering, positions us to capitalize on an attractive segment of the downstream market. We welcome the leadership and employees of Wink, who are now well into their integration into Willbros, and believe our recent award at the North Pole refinery is the first of many for this integrated offering.

Finally, we continue to pursue new opportunities on our pipeline manage-and-maintain strategy, as we progress our alliance with NiSource, where we are executing our initial work orders under the agreement, consistent with our negotiation's intent, while helping them develop budgets and future work plans. We are also expanding our existing expertise into new markets, such as green initiatives, particularly carbon sequestration, where our Upstream Engineering team is currently working on two projects with the potential for over 1,000 miles of new pipeline.  We expect to see increasing opportunities like these as the current administration pursues its target initiatives.

WILLBROS GROUP, INC.
Moderator: Michael Collier
08-06-09/8:00 am CT
Confirmation # 4923476

Although the near-term outlook is challenging, I remain more confident than ever.  We have a roadmap for growth and diversification and, equally important, the management team and talented employees to execute this strategy.  We will capitalize on opportunities presented to us and continue to create our own new opportunities.

Thank you for your ongoing support.

Operator:  And, ladies and gentlemen, that concludes our conference.  Thank you for your participation.

END